As filed with the Securities and Exchange Commission on August 30, 2016.

Registration Nos. 333-162323

333-185929

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Address of principal executive offices) (Zip Code)

F.N.B. Corporation Progress Savings 401(k) Plan

(Full Title of the Plan)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	(1)	(1)	(1)	(1)

(1)	The Registrant is not registering additional securities. Registration fees were paid upon filing of the original registration statements on Form S-8 (File Nos. 333-162323 and 333-185929). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

On August 30, 2016, F.N.B. Corporation (“F.N.B.”) changed its state of incorporation from the State of Florida to the Commonwealth of Pennsylvania pursuant to a plan of conversion. This reincorporation was approved by the shareholders at the annual meeting of shareholders held on May 18, 2016. As a result of the reincorporation, among other things, the affairs of F.N.B. ceased to be governed by Florida corporation laws and became subject to the corporation laws of Pennsylvania; the articles of incorporation and bylaws that were in effect immediately prior to the reincorporation were replaced by new articles of incorporation filed with the Pennsylvania Department of State and new bylaws approved in connection with the reincorporation and plan of conversion; and each share of common stock of F.N.B. as a Florida corporation was converted into a common share of F.N.B. as a Pennsylvania corporation.

The Registration Statements on Form S-8, File Nos. 333-162323 and 333-185929 (collectively, the “Registration Statements”), relating to the F.N.B. Corporation Progress Savings 401(k) Plan, were originally filed by F.N.B. Corporation with the Securities and Exchange Commission (the “Commission”) on October 2, 2009 and January 7, 2013, respectively. Pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements solely to reflect the change in the Registrant’s state of incorporation as a result of the reincorporation or as necessary to keep the Registration Statements from being misleading in any material respect. Pursuant to Rule 414(d) of the Securities Act, the Registrant expressly adopts the Registration Statements, as modified by this Post-Effective Amendment No. 1, as its own for all purposes of the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the reincorporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant (File No. 001-31940) pursuant to the Exchange Act, are incorporated herein by reference, except for any portions of these documents that are deemed furnished but not filed for purposes of the Exchange Act:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016;

•	the portions of the Registrant’s definitive proxy statement on Schedule 14A filed on April 1, 2016 that are incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2015;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, filed on May 6, 2016 and August 5, 2016, respectively;

•	the Registrant’s Current Reports on Form 8-K filed on January 11, 2016, January 15, 2016, February 19, 2016, February 23, 2016, February 24, 2016, April 6, 2016, May 19, 2016, July 21, 2016 (two filings), August 16, 2016, August 25, 2016 and August 30, 2016; and the Registrant’s Current Report on Form 8-K/A filed on February 25, 2016;

•	the Annual Report on Form 11-K for the year ended December 31, 2015 of the F.N.B. Corporation Progress Savings 401(k) Plan, filed on June 1, 2016; and

•	the description of the Registrant’s common stock contained in its registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, that the Registrant is not incorporating by reference any information that is deemed furnished but not filed for purposes of the Exchange Act, unless the Registrant has stated that particular information is to be incorporated by reference in its registration statements.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby confirms that it has submitted the F.N.B. Corporation Progress Savings 401(k) Plan (the “Plan”), and undertakes that it will submit all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under section 401 of the Internal Revenue Code.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 30, 2016.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	August 30, 2016

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	August 30, 2016

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	August 30, 2016

* William B. Campbell	Director	August 30, 2016

* James D. Chiafullo	Director	August 30, 2016

* Laura E. Ellsworth	Director	August 30, 2016

* Stephen J. Gurgovits	Chairman of the Board and a Director	August 30, 2016

* Robert A. Hormell	Director	August 30, 2016

* David J. Malone	Director	August 30, 2016

Signature	Title	Date

* D. Stephen Martz	Director	August 30, 2016

* Robert J. McCarthy, Jr.	Director	August 30, 2016

* Frank C. Mencini	Director	August 30, 2016

* David L. Motley	Director	August 30, 2016

* Gary L. Nalbandian	Director	August 30, 2016

* Heidi A. Nicholas	Director	August 30, 2016

* John S. Stanik	Director	August 30, 2016

* William J. Strimbu	Director	August 30, 2016

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on August 30, 2016.

F.N.B. CORPORATION PROGRESS SAVINGS 401(k) PLAN

By:	/s/ Charles C. Casalnova
Charles C. Casalnova
Executive Vice President, Human Resources & Corporate Services

EXHIBIT INDEX

Exhibit No.	Description

4.1	F.N.B. Corporation Progress Savings 401(k) Plan, as amended and restated, effective January 1, 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on October 2, 2009 (File No. 333-162323)

5.1	Opinion of Reed Smith, LLP, filed herewith

23.1	Consent of Reed Smith, LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, filed herewith

23.3	Consent of Baker Tilly Virchow Krause, LLP, filed herewith

24.1	Powers of attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Current Report on Form 8-K filed on August 30, 2016)